Exhibit 99.2

Abcam plc

Discovery Drive

Cambridge Biomedical Campus

Cambridge CB2 0AX

United Kingdom

Attn: Board of Directors
Sent via e-mail at company.secretary@abcam.com
and by post at the above address

May 30, 2023

Re:	Request to Convene a General Meeting of Abcam plc

To the Board of Directors:

In accordance with §§303 and 304 of the Companies Act 2006 (“CA 2006”), the undersigned, being the holder of more than five per cent (5.0%) of the paid-up capital of Abcam plc (the “Company”) as carries the right of voting at general meetings of the Company, as set forth in Appendix A attached hereto, requires that you call a general meeting of the Company within 21 days from the date you receive this request.

The general nature of the business to be dealt with at the meeting is to consider proposals that: (i) Peter Allen, Sally W. Crawford, and Michael S. Baldock be removed from office as directors of the Company; (ii) any director appointed after the Company’s receipt of this requisition and before the occurrence of the meeting it requires shall be removed from office as a director of the Company; (iii) Dr. Jonathan Milner be appointed as a director of the Company; (iv) Dr. Jonathan Milner be appointed as Executive Chairman of the Board; (v) the Board should conduct a thorough search for candidates and appoint at least two other independent, highly qualified Directors to the Board promptly after the meeting; and (vi) the Company shall reimburse expenses incurred by Dr. Milner and others in connection with the foregoing matters.

At the meeting it is intended that the shareholders shall consider and, if thought fit, pass the following resolutions, which are being proposed as ordinary resolutions, and we give special notice pursuant to §§168(2) and 312(1) of the CA 2006 in relation to each resolution to remove a director:

1.	“THAT Peter Allen be removed from office as a director of the Company with immediate effect.”

2.	“THAT Michael S. Baldock be removed from office as a director of the Company with immediate effect.”

3.	“THAT Sally W. Crawford be removed from office as a director of the Company with immediate effect.”

4.	“THAT in the event any director of the Company is appointed after the Company’s receipt of the general meeting request dated May 30, 2023 and prior to this meeting, each such director be removed from office as a director of the Company with immediate effect.”

5.	“THAT Dr. Jonathan Milner, having consented to act, be appointed as Director of the Company with immediate effect.”

6.	“THAT Dr. Jonathan Milner, having been appointed a Director of the Company, be further appointed to the position of Executive Chairman of the Company with immediate effect.”

7.	“THAT it is the consensus of the shareholders that, promptly after the conclusion of this meeting, the Board of Directors shall conduct a thorough search for candidates and shall appoint at least two additional, independent, highly qualified Directors to the Board whose qualifications will include significant capital allocation and biotechnology company operating experience.”

8.	“THAT the expenses incurred by Dr. Milner and those acting on his behalf in connection with his engagement with the Company in respect of the request to convene a general meeting be reimbursed by the Company.”

In accordance with Article 118 of the Articles of Association of the Company adopted on May 17, 2023 (the “Articles”), attached as Appendix B are notices in writing in respect of each person proposed herein as an additional director of the Company being (i) notice in writing, authenticated by a member (other than the person to be proposed) who is qualified to attend and vote at that meeting, stating the member’s intention to propose Dr. Jonathan Milner for election and (ii) a notice in writing authenticated by Dr. Jonathan Milner of his willingness to be elected.

Pursuant to §314 of the CA 2006, we also require you to circulate with the above resolutions the 1,000-word statement that is set forth in Appendix C.

Pursuant to § 316 of the CA 2006, we undertake to pay a sum which is reasonably sufficient to meet the expenses incurred by the Company to circulate the member’s statement set forth in Appendix C pursuant to § 314 of the CA 2006.

******

Please direct any questions regarding this request to Richard M. Brand, Esq. at Richard.Brand@cwt.com and/or to Michael Newell, Esq. at Michael.Newell@cwt.com.

[signature on the following page]

2

Signed by:

Dr. Jonathan Milner,
a member of the Company

Appendix A

Member

Name and Address of Member	Signature	No. of Ordinary Shares held
Dr. Jonathan Milner		11,700,200

Appendix B

Notice by Member Jean Dumont
of His Intention to Propose Dr. Jonathan Milner for Election

Abcam plc
Discovery Drive

Cambridge Biomedical Campus

Cambridge CB2 0AX

United Kingdom

Attn: Board of Directors
Sent via e-mail at company.secretary@abcam.com
and by post at the above address

May 30, 2023

Re:      Notice of proposal of nominee director for Abcam plc

To the Board of Directors:

I hereby give notice of my intention to propose Dr. Jonathan Milner for appointment as a director of Abcam plc (the “Company”).

The particulars that would, if the proposed candidate were so appointed, be required to be included in the Company’s register of directors are:

•	Jonathan Milner (born in May 1965)

•	Honey Hill House, 20 Honey Hill, Cambridge, CB3 0BG

•	British citizen

•	Principal occupation as an investor and executive in life sciences companies

I enclose a notice executed by the proposed candidate of his willingness to be appointed.

Yours faithfully,

____________________

Jean Dumont,
a member of the Company

Appendix B

Notice of Willingness of Dr. Jonathan Milner to be Elected as a Director

Abcam plc
Discovery Drive

Cambridge Biomedical Campus

Cambridge CB2 0AX

United Kingdom

Attn: Board of Directors

May 30, 2023

Re:      Notice of willingness to be elected as a director of Abcam plc

To the Board of Directors:

I hereby give notice that I am willing to be appointed and act as a director of Abcam plc (the “Company”).

I declare that:

•	I am not, nor have been, disqualified from acting as a director of a company nor have I performed any acts, nor are there any circumstances, under which I could be so disqualified;

•	I am not prohibited by law from acting as a director of a company;

•	I have not been convicted of an offence, criminal or civil, that is not spent under the Rehabilitation Offenders Act 1974 (excluding minor road traffic matters for which imprisonment cannot be imposed);

•	I am not an undischarged bankrupt;

•	I have not made a composition or arrangement with my creditors from which I have not been discharged;

•	I am otherwise eligible, and a fit and proper person, to be a director of the Company; and

•	I will notify the Company promptly of any changes in the information provided in this declaration.

Yours faithfully,

_______________________________

Jonathan Milner

Appendix C

1,000-Word Statement

Dear Fellow Abcam Shareholders:

As the Founder and a major investor in Abcam plc (“Abcam” or “the Company”), I write to share steps I am taking to call an Extraordinary General Meeting (“EGM”) to give us, the Company’s shareholders, an opportunity to vote for much-needed change in the boardroom in order to refocus the Company on driving shareholder value. I seek the position of Executive Chairman to help restore Abcam’s financial and operational performance and improve the share price by giving the Company more effective Board-level leadership.

I founded Abcam in 1998 and led the Company’s listing on the London Stock Exchange in 2005, resulting in a ca. 2,000% share price uplift and culminating in Abcam becoming one of the most successful public companies, returning ca. 20x to investors by the time I handed the CEO reins over to Alan Hirzel in 2014. Continuing as Deputy Chairman, I guided Alan until October 2020 thinking the business was in strong hands and when the market capitalisation was ca. $5bn.

Since then, the Company has lost focus and significantly underperformed, with a shrinking share price while peer companies gained. Abcam and its shareholders, employees, and customers deserve better.

The current Board’s loss of focus falls under three key areas:

1.)	Poor Governance is Destroying Shareholder Value

•	The Board lacks a shareholder mindset – The Board and management own less than 1% of the Company combined. With essentially no shareholder representation, shareholder concerns are ignored and leadership operates in an ‘echo chamber.’
•	Changing Targets Masks Underperformance – Performance metrics are often altered or dropped and reporting metrics are inconsistent.
•	Lack of management accountability – A Board’s role is to hold the executive team accountable for results and, under the current Chairman, this Board has failed.
•	Remuneration Program is not tied to effective performance metrics – The 2021 Performance Growth Incentive Plan (PGIP) is unfit for purpose, lacking transparency and performance-aligned compensation incentives.
•	Nasdaq listing was poorly executed – The filing of SEC disclosure ‘weakness in financial controls’ shows lack of preparedness. The Nasdaq listing looks to have been a push for higher remuneration.
•	Shareholder rights are being eroded – The ADR Agreement with Citibank of 26 October 2020 left out the right for significant shareholders to call an EGM, a right enshrined in UK law. This omission constitutes a serious breach.

2.)	Abcam Lacks a Culture of Focus and Execution

•	Lack of focus distracts from core competencies – Abcam has drifted away from its core competency: being the best in the world at antibodies.
•	Poorly implemented Enterprise Resource Planning (ERP) – For two consecutive years the ERP has failed and resulted in lost revenues, customers, and market share.

•	Poor execution of the 5-year plan – There are only 18 months left to execute the 5-year plan successfully (which was extended by six months due to the change in year end, but with the same targets).
•	Margins have been cut in half – Poor execution on ERP, operations and integrations has eroded operating margins. In FY2022 margins were ca. 50% less than FY2019 after adjusting for share-based payments on a like-for-like basis.

3.)	Costs Are Poorly Controlled

•	Operating costs are far outrunning revenue growth – These have increased by 17.7% (excl. amortization and share-based payments) against an 8% revenue growth rate at CER.
•	A lack of focus and over-spending has driven increased impairments – These total almost $64m in the past 4 years - 2022 Firefly - $23m (following failed sale), 2021 Axiomx - $19m (representing 90% of the upfront acquisition values of $28m and $20m respectively) and the ERP of $18m.
•	Blinkered obsession on top line has negatively impacted shareholder value – To the detriment of shareholders and the bottom line (e.g., no dividend for 3 years).
•	Return on Capital Employed (ROCE) has been cut in half – ROCE measures the quality of management, execution, and spending discipline in investment in growth. It has slipped from consistently greater than 20% under my watch to less than 9% today - even after adjusting for share-based payments.
•	Recent cost cutting promises lack details – This has led to a knee-jerk announcement to save £15m in costs in the seven months remaining of this fiscal year issued by Abcam on 4th May 2023 without a detailed plan.

The potential of Abcam to create shareholder value remains enormous.

Should I succeed in becoming Executive Chairman my six pledges to you are:

1.	My leadership will refocus and re-energize the Board and management team.
2.	We will rapidly restore focus around execution, cost control, transparent investor relations, and executive accountability.
3.	We will double down on our core competency – being best in the world at antibodies and protein-research tools.
4.	We will restore a laser-sharp focus on costs and capital allocation to rapidly return to strong margins and EPS.
5.	We will return to building sustainable shareholder value in the short, medium and long term.
6.	I will work tirelessly at the heart of Abcam to achieve the above on behalf of all shareholders, employees and customers.

I urge shareholders to vote for the proposals outlined below, which will include:

1.	The removal of Peter Allen, Michael Baldock, and Sally Crawford from office as Directors of the Company.
2.	The removal of any Director appointed after the Company’s receipt of the request to convene an EGM and before the occurrence of the meeting.
3.	The election of Jonathan Milner as a Director and appointment as Executive Chairman of the Board.

4.	A non-binding shareholder resolution to the Board to conduct a thorough search for candidates and appoint at least two other independent, highly qualified Directors to the Board promptly after the meeting.
5.	Company reimbursement of expenses of Jonathan Milner and affiliates incurred in connection with the foregoing matters.

With the help of your vote, I believe that together we can restore Abcam to the valuation it deserves.

We understand that this document is being included in the Company’s proposals as the law requires, and we are encouraging you to vote per instructions you will receive with your proxy materials.

Yours faithfully,

Jonathan Milner